Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of StubHub Holdings, Inc. of our report dated February 20, 2025, except for the effects of the stock split discussed in Note 2 to the consolidated financial statements, as to which the date is September 8, 2025, relating to the financial statements, which appears in the prospectus filed with the SEC on September 17, 2025, pursuant to Rule 424(b) relating to the Registration Statement on Form S-1 (No. 333-286000) of StubHub Holdings, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Jose, California
September 18, 2025